EXHIBIT 12.1

IPC ACQUISITION CORP.
STATEMENT RE: COMPUTATION OF EARNINGS TO FIXED CHARGES
(in Thousands)

						Predecessors (1)
					Period from	Period from	Fiscal Year	Period from	Period
	Fiscal Year Ended				November 15,	October 1,	Ended	June 15,	from
	September 30,				2001 to	2001 to	September	2000 to	October 1,
	2004		2003		September 30, 2002	December 20, 2001	30, 2001	September 30, 2000	1999 to June 14, 2000
(dollars in millions)
Earnings:
Income (loss) from continuing operations before income taxes	$19,995		$11,310		$(11,404)	$(12,436)	$(13,143)	$(29,900)	$9,036
Interest expense	20,373		22,589		19,229	5,987	27,871	5,686	16,142
Amortization of deferred financing costs	2,089		2,555		2,304	—	—	—	—
Interest portion of rental expense	2,028		2,233		1,419	330	1,287	264	825

Earnings	$44,485		$38,687		$(11,548)	$(6,119)	$16,015	$(23,950)	$26,003

Fixed charges:
Interest expense	$20,373		$22,589		$19,229	$5,987	$27,871	$5,686	$16,142
Amortization of deferred financing costs	2,089		2,555		2,304	—	—	—	—
Interest portion of rental expense	2,028		2,233		1,419	330	1,287	264	825

Fixed charges	$24,490		$27,377		$22,952	$6,317	$29,158	$5,950	$16,967

Ratio (deficiency) of earnings to cover fixed charges	1.8	x	1.4	x	(11,404)	(12,436)	(13,143)	(29,900)	1.5	x